VALHI REPORTS SECOND QUARTER 2018 RESULTS

DALLAS, TEXAS . . August 8, 2018.  Valhi, Inc. (NYSE: VHI) reported net income from continuing operations attributable to Valhi stockholders of $11.3 million, or $.03 per diluted share, in the second quarter of 2018 compared to $117.0 million, or $.35 per diluted share, in the second quarter of 2017.   Valhi reported net income from continuing operations attributable to Valhi stockholders of $63.0 million, or $.18 per diluted share, in the first six months of 2018 compared to $131.4 million, or $.38 per diluted share in the first six months of 2017.  Net income from continuing operations attributable to Valhi stockholders declined from the 2017 periods primarily due to the net effects of a second quarter 2017 recognition of a non-cash deferred income tax benefit related to the Chemicals Segment's German and Belgian operations, a second quarter 2018 litigation settlement charge related to NL and improved operating results from our Chemicals and Component Products Segments in 2018.

The Chemicals Segment's net sales of $471.8 million in the second quarter of 2018 were $30.4 million, or 7%, higher than in the second quarter of 2017.  The Chemicals Segment's net sales of $902.2 million in the first six months of 2018 were $91.0 million, or 11%, higher than in the first six months of 2017.  The Chemicals Segment's net sales increased in 2018 due to higher average TiO2 selling prices partially offset by lower sales volumes.  The Chemicals Segment's average TiO2 selling prices were 20% higher in the second quarter of 2018 as compared to the second quarter of 2017 and were 23% higher in the first six months of 2018 as compared to the same prior year period.  The Chemicals Segment's average TiO2 selling prices at the end of the second quarter of 2018 were 4% higher than at the end of 2017, with most of such increase occurring in the first quarter.  Higher prices in the European, North American and export markets were partially offset by lower prices in Latin America (attributable to changes in customer mix).  The Chemicals Segment's TiO2 sales volumes in the second quarter of 2018 were 12% lower as compared to the record second quarter sales volumes of 2017 reflecting the effects of product availability issues during the quarter as well as reduced shipments as customer inventory levels returned to more normal levels especially in European and export markets, partially offset by higher sales in the North American market.  The Chemicals Segment's sales volumes in the first six months of 2018 were 13% lower than the same period in 2017 primarily due to lower sales in all major markets resulting from a controlled ramp-up in January 2018 as Kronos brought the second phase of its new global enterprise resource planning system online, and inventory management to assure adequate supply to our customers during the spring and summer necessitated by the lower production volumes in the first three months of the year (as discussed below), as well as the impact of product availability and customer inventory level changes in the second quarter discussed above.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $22 million in the second quarter of 2018 and approximately $53 million in the first six months of 2018 as compared to the same periods in 2017.  The table at the end of this press release shows how each of these items impacted the overall increase in net sales.

The Chemicals Segment's operating income in the second quarter of 2018 was $123.6 million as compared to $77.2 million in the second quarter of 2017.  For the year-to-date period, the Chemicals Segment's operating income was $234.2 million as compared to $136.3 million in the first six months of 2017.  The Chemicals Segment's operating income increased in the 2018 periods primarily due to higher average TiO2 selling prices partially offset by lower sales and production volumes and higher costs for certain raw materials and other production costs.  The Chemicals Segment's TiO2 production volumes were 4% lower in the second quarter and 6% lower in the first six months of 2018 as compared to the same periods in 2017.  Kronos' production facilities operated at 96% of practical capacity in 2018 (95% and 97% in the first and second quarters of 2018, respectively) compared to full practical capacity utilization rates in 2017.  The decrease in TiO2 production volumes in the 2018 periods compared to the production volumes in the 2017 periods was primarily due to the timing of scheduled maintenance at certain facilities in 2018 as well as the implementation of a productivity-enhancing improvement project at Kronos' Belgian facility in the first quarter of 2018.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased operating income by approximately $18 million in the second quarter of 2018 and by approximately $19 million in the year-to-date 2018 period as compared to the same periods in 2017.

The Component Products Segment's net sales increased 8% in the second quarter of 2018 and 1% in the first six months of 2018 compared to the respective periods of 2017. Second quarter 2018 net sales increased over the comparable 2017 period primarily due to higher sales of security products across the majority of our markets and continued strong growth in sales of marine components to various marine and industrial markets. Net sales increased for the first six months of 2018 compared to the same period in 2017 due to higher marine components sales volumes, partially offset by lower security products sales volumes to existing government security customers.  The Component Products Segment's operating income increased from $4.6 million in the second quarter of 2017 to $6.0 million in the second quarter of 2018 and increased from $9.1 million in the first six months of 2017 to $10.4 million in the first six months of 2018, principally as a result of favorable changes in customer and product mix in security products and improved manufacturing efficiencies facilitated by increased production volumes and cost reductions.

The Real Estate Management and Development Segment had second quarter 2018 sales of $6.0 million, including $3.8 million in revenue on sales of land held for development, compared to sales of $10.3 million in the second quarter of 2017, including $8.4 million in sales of land held for development.   For the first six months of 2018 the Real Estate Management and Development Segment had sales of $13.2 million, including $9.6 million in revenue on sales of land held for development, compared to sales of $15.9 million in the first six months of 2017, including $12.1 million in sales of land held for development.  The Real Estate Management and Development Segment had operating income in the second quarter of 2018 of $.4 million, a decrease of $.9 million compared to operating income of $1.3 million in the 2017 period, consistent with the lower revenues.  The Real Estate Management and Development Segment had operating income of $4.2 million in the first six months of 2018 compared to $1.8 million in the same period of 2017. Land sales revenue is generally recognized over time based on costs inputs, and land sales revenues were lower in both periods of 2018 as compared to 2017 primarily due to lower infrastructure development in 2018.  Land infrastructure development spending declined in 2018 as we balanced development requirements with home builder outputs during the periods.  Operating income in the first quarter of 2018 also includes $3.1 million of income in the first quarter related to the recognition of tax increment reimbursement note receivables.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2018.

Corporate expenses were 69% higher in the second quarter of 2018 and 52% higher in the first six months of 2018 compared to the same periods in 2017. Corporate expenses increased in both periods due to higher administrative, litigation fees and related costs, and environmental remediation and related costs in 2018 compared to 2017.  In May 2018, NL entered into a settlement agreement in the Santa Clara County, California ligation under which, as supplemented, we recognized a pre-tax $62 million ($40.7 million or $.12 per diluted share net of income taxes and noncontrolling interest) litigation settlement expense in the second quarter of 2018.  The settlement agreement is subject to a number of conditions.  In the first quarter of 2018 we sold two parcels of land not used in our operating activities for an aggregate pre-tax gain of $12.5 million ($9.6 million, or $.03 per diluted share, net of income taxes and noncontrolling interest).

The Company's income tax benefit in the first six months of 2017 includes a non-cash deferred income tax benefit of $162.6 million ($.28 per diluted share) as a result of a net decrease in our deferred income tax asset valuation allowance related to our Chemicals Segment's German and Belgian operations ($157.6 million, or $.27 per diluted share, recognized in the second quarter).

As previously reported, on January 26, 2018 we completed the sale of our Waste Management Segment, the results of operations of which have been reclassified to discontinued operations for all periods presented.  Discontinued operations in the first six months of 2018 consists principally of a first quarter pre-tax gain on the disposal of this Segment of $58.4 million ($38.6 million, or $.11 per diluted share, net of income taxes).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as the Chemicals Segment's new enterprise resource planning system);
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;

•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may or may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2018	2017	2018
	(unaudited)		(unaudited)
Net sales
Chemicals	$441.4	$471.8	$811.2	$902.2
Component products	30.1	32.4	60.0	60.8
Real estate management and development	10.3	6.0	15.9	13.2

Total net sales	$481.8	$510.2	$887.1	$976.2

Operating income

Chemicals	$77.2	$123.6	$136.3	$234.2
Component products	4.6	6.0	9.1	10.4
Real estate management and development	1.3	0.4	1.8	4.2

Total operating income	83.1	130.0	147.2	248.8

General corporate items:
Securities earnings	7.1	8.5	14.1	16.8
Insurance recoveries	-	.2	.1	.4
Gain on land sales	-	-	-	12.5
Other components of net periodic pension and OPEB expense	(4.3)	(3.8)	(8.4)	(7.5)
Litigation settlement expense	-	(62.0)	-	(62.0)
General expenses, net	(8.7)	(14.9)	(19.2)	(29.2)
Interest expense	(14.7)	(16.0)	(29.2)	(31.4)

Income from continuing operations before income taxes	62.5	42.0	104.6	148.4

Income tax expense (benefit)	(100.8)	22.0	(82.2)	58.2

Net income from continuing operations	163.3	20.0	186.8	90.2

Income (loss) from discontinued operations	(108.2)	0.4	(109.9)	38.0

Net income	55.1	20.4	76.9	128.2

Noncontrolling interest in net income
of subsidiaries	46.3	8.7	55.4	27.2

Net income attributable to Valhi stockholders	$8.8	$11.7	$21.5	$101.0

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME (Continued)
(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2018	2017	2018
	(unaudited)		(unaudited)
Amounts attributable to Valhi stockholders:

Income from continuing operations	$117.0	$11.3	$131.4	$63.0
Income (loss) from discontinued operations	(108.2)	0.4	(109.9)	38.0

Net income attributable to Valhi stockholders	$8.8	$11.7	$21.5	$101.0

Basic and diluted net income per share
Income from continuing operations	$0.35	$0.03	$0.38	$0.18
Income (loss) from discontinued operations	(0.32)	-	(0.32)	0.11

Net income attributable to Valhi stockholders	$.03	$.03	$.06	$.29

Basic and diluted weighted average shares outstanding	342.0	342.0	342.0	342.0

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Six months ended
	June 30,	June 30,
	2018 vs. 2017	2018 vs. 2017

Percentage change in TiO2 net sales :
TiO2 product pricing	20%	23%
TiO2 sales volumes	(12)	(13)
TiO2 product mix	(6)	(5)
Changes in currency exchange rates	5	6

Total	7%	11%